UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 28, 2018

NLIGHT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-38462	91-2066376
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or organization)		Identification Number)

5408 NE 88th Street, Building E

Vancouver, Washington 98665

(Address, including zip code, of Registrant’s principal executive offices)

(360) 566-4460

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                                   Executive Compensation

On June 28, 2018, the compensation committee (the “Committee”) of the board of directors of nLIGHT, Inc. (the “Company”) approved an increase in the annual base salary for Scott Keeney, the Company’s president and chief executive officer, from $315,554 per year to $385,000 per year, effective as of July 1, 2018. For additional information, please see the section captioned “Executive Compensation” of the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 30, 2018, as amended.

The Committee also approved an increase in the bonus opportunity for Mr. Keeney. Prior to the change, Mr. Keeney was eligible to receive a performance-based target bonus under the Company’s non-equity incentive plan of up to 60% of his base salary, with opportunities for over-achievement. The Committee increased the percentage for Mr. Keeney up to 100% of his base salary, with opportunities for over-achievement of up to 150% of Mr. Keeney’s base salary. The performance goals for Mr. Keeney are related to various weighted goals with regard to sales, product and financial objectives. The 2018 bonus opportunity for Mr. Keeney will reflect the 60% rate as it applied up to June 30, 2018, and the new rate after that date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NLIGHT, INC.

By:	/s/ Ran Bareket
Ran Bareket
Chief Financial Officer

Date: June 29, 2018